CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Compass EMP Funds Trust and to the use of our report dated February 24, 2014 and March 21, 2014 on Compass EMP Multi-Asset Balanced Fund, Compass EMP Multi-Asset Growth Fund, and Compass EMP Alternative Strategies Fund, each a series of shares of beneficial interest of the Compass EMP Funds Trust. Such financial statements and financial highlights appear in the November 30, 2013 Annual Report to Shareholders that are incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 27, 2014